EXHIBIT 99.1
65 West Watkins Mill Road
Gaithersburg, MD 20878
tel: 240-632-0740
fax: 240-632-0735
www.genvec.com

FOR IMMEDIATE RELEASE	CONTACT:
Sharon L. Weinstein
Director, Investor Relations
and Corporate Communications
(240) 632-5511
sweinstein@genvec.com
GENVEC REPORTS FOURTH QUARTER AND
2006 YEAR END FINANCIAL RESULTS
GAITHERSBURG, MD - March 14, 2007 - GenVec, Inc. (Nasdaq:GNVC), a biopharmaceutical company developing novel gene-based therapeutic drugs and vaccines, today announced financial results for the fourth quarter and year ended December 31, 2006. For the year ended December 31, 2006, the company reported a net loss of $19.3 million, or $0.30 per share, compared with a net loss of $14.0 million, or $0.24 per share for the year ended December 31, 2005. GenVec ended the year with $34.4 million in cash and total investments.
2006 Corporate Highlights:
“GenVec had a year of solid progress in 2006, marked by several key accomplishments. Most importantly, we saw encouraging interim safety and survival data on TNFerade™ from our pivotal PACT trial in pancreatic cancer. We are now clearly focused on driving the development and commercialization of this novel therapeutic, and we look forward to achieving additional milestones in 2007,” stated Paul H. Fischer, GenVec’s President and CEO.
During 2006, GenVec reported the following corporate highlights:
•	We expanded our Phase II trial of TNFerade in locally advanced pancreatic cancer into a pivotal Phase II/III trial, also known as PACT. We also announced encouraging interim safety and efficacy data on the first 40 and 51 patients, respectively, in our PACT trial; positive long-term survival data from our Phase II trial in esophageal cancer; and the initiation of a Phase II study in metastatic melanoma.

•	We announced encouraging data from multiple Phase I trials utilizing our HIV vaccine candidates developed in collaboration with the Vaccine Research Center (VRC) of the National Institute of Allergy and Infectious Diseases and the initiation by VRC of the first human therapeutic clinical trial in HIV also utilizing our adenoviral vector technology.

•	Under our funded research and development programs, we were awarded a new $52 million technology transfer and HIV vaccine development contract with VRC, including the grant to VRC of a non-exclusive research license to GenVec’s proprietary cell line and production technologies; a $3.6 million expansion of our HIV vaccine development contract with SAIC — Frederick; and a $1.7 million expansion of our foot-and-mouth disease vaccine development contract with the U.S. Department of Agriculture and U.S. Department of Homeland Security.

•	We enhanced our management team with the appointment of Douglas J. Swirsky as Chief Financial Officer and Mark O. Thornton, MD, MPH, PhD, as Senior Vice President, Product Development.
2006 Financial Results
Revenues for 2006 were $18.9 million, down 29 percent from $26.6 million in 2005 primarily due to lower revenues under our fully-funded development programs with the National Institutes of Health (NIH) and the U.S. Navy (Navy) following the completed production in 2005 of clinical supplies of our HIV and malaria vaccine candidates, respectively.
Operating expenses for 2006 decreased 5 percent to $39.2 million from $41.0 million in 2005. Research and development expenses decreased from $30.8 million in 2005 to $29.6 million in 2006. The decrease is primarily due to lower pass-through costs for the production of clinical-grade HIV and malaria vaccine supplies completed in 2005. The HIV vaccine supplies are for a Phase II proof-of-concept trial being conducted under the direction of the NIH expected to begin in 2007 and enroll approximately 8,000 patients; the malaria vaccine supplies are being utilized in clinical testing by the Navy beginning with a Phase I/II trial that was initiated in January 2007. The reduction in pass-through costs was largely offset by increased costs incurred for the continued advancement of our PACT trial, and $681,000 of stock-based compensation recorded in connection with the adoption of SFAS 123(R) in January 2006. General and administrative expenses increased 15 percent to $9.6 million from $8.3 million in the prior year primarily due to increased performance-based compensation costs, recruitment and relocation expenses and $273,000 of stock-based compensation expense.

Fourth Quarter 2006 Results
For the fourth quarter ended December 31, 2006, GenVec reported a net loss of $5.8 million, or $0.09 per share, compared with a net loss of $4.3 million, or $0.07 per share, for the comparable prior year period. The company reported revenues of $3.5 million in the fourth quarter of 2006 compared to $7.8 million for the same period in 2005. This decrease was primarily attributable to reduced funding under our HIV vaccine development programs following the completion of clinical vaccine supply production in 2005. Similarly, research and development expenses decreased 17 percent to $6.8 million in the fourth quarter of 2006 from $8.2 million in the fourth quarter of 2005, partially offset by increased clinical development costs for our PACT trial as well as preparations for the commencement of two trials in head and neck cancer which started earlier this year. General and administrative expenses in the fourth quarter of 2006 increased 11 percent to $2.3 million from $2.0 million in the comparable period in 2005 primarily due to higher performance-based compensation costs and recruitment expenses.
2007 Guidance
“Our financial performance in 2006 reflects an extremely productive year for GenVec in the clinic, in the scientific community, in the financial markets and in our corporate development efforts,” commented Douglas J. Swirsky, GenVec’s Chief Financial Officer. “The decrease in revenues in 2006 was mainly the result of lower revenues from our fully-funded collaborations with the NIH and the U.S. Navy, which completed production of clinical supplies for the Phase II HIV proof-of-concept efficacy trial scheduled to start this year, and for the Phase I malaria trial, which was initiated at the Naval Medical Research Center in January.”
Mr. Swirsky provided additional comments on GenVec’s business outlook for 2007. “We anticipate revenues for 2007 will be approximately $18 million, based on existing contracts and collaborations. Operating expenses are expected to remain within the current range of $39 million to $41 million. For 2007, we are projecting our cash burn to approach $5 million per quarter to accommodate accelerating enrollment in our pivotal trial of TNFerade in locally advanced pancreatic cancer.
GenVec ended the year with $34.4 million in cash and investments, which we believe is sufficient to fund our operations for the next twenty months. Earlier this year, the Company filed a shelf registration with the SEC, which has been declared effective. Along with our previously established Kingsbridge equity facility, this provides the company with substantial flexibility in addressing its future capital needs.”

Conference Call and Webcast
GenVec will host its quarterly conference call at 4:30 p.m. Eastern Daylight Saving Time (1:30 p.m. Pacific DST) today. The conference call will be accessible via GenVec’s website at www.genvec.com under Webcasts & Data or by telephone at 866.711.8198 (U.S. or Canada) or 617.597.5327 (international); access code 66286531. An audio replay of the conference call will be available starting at 7:30 p.m. on March 14, 2007 through March 21, 2007. To listen to the audio replay, dial 888.286.8010 (U.S. or Canada) or 617.801.6888 (international) and use access code 11823704.
A live webcast of the conference call will be available in listen only mode on the Company’s web site at www.genvec.com and archived for 30 days. To access the webcast or the replay, go to the “Investor Relations” page, and click on the link to the Webcasts and Data section.
About GenVec
GenVec, Inc. is a biopharmaceutical company developing novel gene-based therapeutic drugs and vaccines. Each of the Company’s product candidates uses patent-protected technology to deliver genes that produce beneficial proteins. GenVec’s lead product, TNFerade™ is currently in a pivotal Phase II/III study (PACT) in locally advanced pancreatic cancer; Phase II studies are in progress in rectal cancer and metastatic melanoma; and Phase I/II studies are in progress in head and neck cancer. GenVec also uses its proprietary adenovector technology to develop vaccines for infectious diseases including HIV, malaria, seasonal and pandemic flu, and foot-and-mouth disease. Additional information about GenVec is available at www.genvec.com and in the Company’s various filings with the Securities and Exchange Commission.
Statements herein relating to future financial or business performance, conditions or strategies and other financial and business matters, including expectations regarding future revenues and operating expenses, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act. GenVec cautions that these forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Factors that may cause actual results to differ materially from the statements herein include risks relating to the early stage of GenVec’s product candidates under development; GenVec’s ability to secure and maintain relationships with collaborators; uncertainties with, and unexpected results and related analyses relating to clinical trials of GenVec’s product candidates; the growth of revenues attributable to GenVec’s vaccine program; the timing and content of future U.S. Food and Drug Administration regulatory actions with respect to GenVec, its product candidates, or its collaborators; dependence on the efforts of third parties; dependence on intellectual property; risks that GenVec may lack the financial resources and access to capital to fund its operations; and risks relating to the commercialization, if any, of GenVec’s proposed product candidates (such as marketing, regulatory, patent, product liability, supply, competition and other risks). Further information on the factors and risks that could affect GenVec’s business, financial conditions and results of operations, are contained in GenVec’s filings with the U.S. Securities and Exchange Commission (SEC), which are available at www.sec.gov. These forward-looking statements speak only as of the date of this press release, and GenVec assumes no duty to update forward-looking statements.
(Tables to follow)

GenVec, Inc.
Condensed Statements of Operations
(in thousands, except per share data)

	Quarter Ended		Year Ended
	12/31/06	12/31/05	12/31/06	12/31/05
	(unaudited)
Revenue	$3,499	$7,760	$18,923	$26,554
Operating expenses:
Research and development	6,772	8,195	29,569	30,802
General and administrative	2,270	2,049	9,604	8,333
Loss on disposal of assets	—	1,895	—	1,895

Total operating expenses	9,042	12,139	39,173	41,030

Operating loss	(5,543)	(4,379)	(20,250)	(14,476)
Interest income	(186)	338	1,227	908
Interest expense	(91)	(290)	(249)	(426)
Investment gain	—	2	—	2

Net loss	$(5,820)	$(4,329)	$(19,272)	$(13,992)

Basic and diluted net loss per share	$(0.09)	$(0.07)	$(0.30)	$(0.24)

Shares used in computation of basic and diluted net loss per share	64,936	63,614	64,038	57,823

GenVec, Inc.
Selected Balance Sheet Information
(in thousands)

	As of December 31,
	2006	2005
Cash and investments	$34,373	$31,999
Working capital	30,065	30,477
Total assets	40,168	41,901
Stockholders’ equity	30,791	31,422
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